Exhibit (j)(1)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Clearwater Investment Trust:

We consent to the use of our report dated February 23, 2007 incorporated by reference herein and to the references to our Firm under the headings FINANCIAL HIGHLIGHTS in Part A and Independent Registered Public Accounting Firm in Part B of the Registration Statement.

Minneapolis, Minnesota
April 27, 2007